Exhibit 4.1

SEVENTH SUPPLEMENTAL INDENTURE
between
ING GROEP N.V.,
as Issuer
and
THE BANK OF NEW YORK,
as Trustee
Dated as of October 4, 2007
to the Subordinated Indenture between
ING GROEP N.V.,
as Issuer
and
THE BANK OF NEW YORK,
as Trustee
Dated as of July 18, 2002
$1,500,000,000 principal amount of 7.375% ING Perpetual Hybrid Capital
Securities

ARTICLE 1
Definitions

Section 1.01. Definition Of Terms	2

ARTICLE 2
General Terms And Conditions Of The ING Perpetual Hybrid Capital Securities

Section 2.01. Designation and Principal Amount	12
Section 2.02. Maturity	12
Section 2.03. Form, Issuance, Registration And Exchange	12
Section 2.04. Payments	13
Section 2.05. Mandatory Payment Events; Mandatory Partial Payment Events	17

ARTICLE 3
Optional Redemption And Redemption Or Conversion Upon Certain Events

Section 3.01. Optional Redemption	18
Section 3.02. Optional Purchase	19
Section 3.03. Conversion Upon Certain Tax Events	19
Section 3.04. Regulatory Approval	20

ARTICLE 4
Remedies

Section 4.01. Defaults; Collection Of Indebtedness And Suits For Enforcement By Trustee	20

ARTICLE 5
Covenants Of The Issuer

Section 5.01. Dividend Restrictions For Interest Payments	21
Section 5.02. Mandatory Interest Payments	21
Section 5.03. Deferral Of Certain Payments	21
Section 5.04. Listing	21
Section 5.05. Officer’s Certificate On Deferral	22

ARTICLE 6
Subordination

Section 6.01. Agreement To Subordinate	22
Section 6.02. Section 1401 Of The Subordinated Indenture	23

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ARTICLE 7
Form Of ING Perpetual Hybrid Capital Securities

Section 7.01. Form Of ING Perpetual Hybrid Capital Securities	23

ARTICLE 8
Original Issue Of ING Perpetual Hybrid Capital Securities

Section 8.01. Original Issue Of ING Perpetual Hybrid Capital Securities	24

ARTICLE 9
Winding Up

Section 9.01. Winding Up	24

ARTICLE 10
Satisfaction And Discharge

Section 10.01. Satisfaction And Discharge	25

ARTICLE 11
Miscellaneous

Section 11.01.Issuance Of Definitive Securities	25
Section 11.02.Ratification Of Subordinated Indenture; Seventh Supplemental Indenture Controls	26
Section 11.03.Trustee Not Responsible For Recitals	26
Section 11.04.Governing Law	26
Section 11.05.Severability	27
Section 11.06.Counterparts	27

EXHIBIT A Form of ING Perpetual Hybrid Capital Securities	A-1

ii

     SEVENTH SUPPLEMENTAL INDENTURE dated as of October 4, 2007 (the “Seventh Supplemental Indenture”) between ING Groep N.V., a public limited liability company incorporated in The Netherlands (the “Company”), having its statutory seat in Amsterdam and its principal office at Amstelveenseweg 500, 1081 KL Amsterdam, P.O. Box 810, 1000 AV Amsterdam, The Netherlands, and The Bank of New York, a New York banking corporation having its Corporate Trust Office at 101 Barclay Street, New York, New York, 10286, as trustee (the “Trustee”) to the Subordinated Indenture, dated as of July 18, 2002, between the Company and the Trustee (the “Subordinated Indenture”, and together with this Seventh Supplemental Indenture, the “Indenture”). In addition, The Bank of New York, through its New York and London branches, has agreed to act as Paying Agent hereunder.
     WHEREAS, the Company and the Trustee executed and delivered the Subordinated Indenture to provide for the future issuance of the Company’s Securities to be issued from time to time in one or more series as might be determined by the Company under the Subordinated Indenture, in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Subordinated Indenture;
     WHEREAS, Section 301 of the Subordinated Indenture permits the terms of any series of Securities to be established pursuant to a Board Resolution or in one or more indentures supplemental to the Subordinated Indenture;
     WHEREAS, the Company desires to issue a series of Securities, the terms of which it deems appropriate to set out in this Seventh Supplemental Indenture;
     WHEREAS, pursuant to the terms of the Subordinated Indenture, the Company may issue Securities now and additional Securities of the same or different series at later dates under the Subordinated Indenture, as established by the Company, and the Company desires to initially issue $1,500,000,000 aggregate principal amount of securities, entitled the 7.375% ING Perpetual Hybrid Capital Securities (the “ING Perpetual Hybrid Capital Securities”), the form and substance of such ING Perpetual Hybrid Capital Securities and the terms, provisions and conditions thereof to be set forth as provided in the Subordinated Indenture as supplemented by this Seventh Supplemental Indenture;
     WHEREAS, pursuant to Section 301 of the Subordinated Indenture, the Company desires to appoint The Bank of New York, through its New York and London branches, to act as Paying Agent with respect to the ING Perpetual Hybrid Capital Securities;
     WHEREAS, the ING Perpetual Hybrid Capital Securities shall be treated as a separate series of Securities in accordance with the terms of the Indenture and for all purposes under the Indenture; and

     WHEREAS, the Company has duly authorized the execution and delivery of this Seventh Supplemental Indenture and requested that the Trustee execute and deliver this Seventh Supplemental Indenture, and all requirements necessary to make this Seventh Supplemental Indenture a valid and binding instrument in accordance with its terms have been done.
     NOW THEREFORE, in consideration of the purchase and acceptance of the ING Perpetual Hybrid Capital Securities by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the ING Perpetual Hybrid Capital Securities and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee and the Paying Agent as follows:
ARTICLE 1
Definitions
     Section 1.01. Definition Of Terms. For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:
     (a) a term defined in the Subordinated Indenture and not otherwise defined herein has the same meaning when used in this Seventh Supplemental Indenture;
     (b) unless otherwise specified, a reference to a Section or Article is to a Section or Article of this Seventh Supplemental Indenture;
     (c) headings are for convenience of reference only and do not affect interpretation; and
     (d) the following terms have the meanings given to them in this Section 1.01(d) and shall have the meaning set forth below for purposes of this Seventh Supplemental Indenture and the Subordinated Indenture as it relates to the series of ING Perpetual Hybrid Capital Securities created hereunder.
     “Accrued Interest Payment” means a payment of (a) any Deferred Interest and (b) without duplication, any Interest due on any Delayed Redemption Payment Date in accordance with Section 3.01(d) hereof.
     “Accruing Interest Date” has the meaning specified in Section 2.04(e) hereof.
     “Additional Amounts” has the meaning specified in Section 1006 of the Subordinated Indenture.

     “Additional Interest” has the meaning specified in Section 2.04(d) hereof.
     “Assets” means the non-consolidated gross assets of the Company as shown by the most recently published financial statements of the Company as of the end of the quarter preceding the date such amount is required, but adjusted for contingencies and subsequent events and to such extent as the Company’s management, external auditors or, as the case may be, any liquidator may determine to be appropriate.
     “Base Redemption Price” in respect of the ING Perpetual Hybrid Capital Securities means a redemption price equal to 100% of the aggregate principal amount of the ING Perpetual Hybrid Capital Securities, together with any accrued and unpaid interest (including any unpaid Deferred Interest and Additional Interest in respect thereof, if any) to and including the date fixed for redemption.
     “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for general business in each of Amsterdam, New York and London.
     “Deferral Notice” means a notice to the Trustee (who shall in turn notify the Holders) and the Paying Agent, if different than the Trustee, that an Interest Payment (whether an Optional Deferral Interest Payment or a Required Deferral Interest Payment) will be deferred in accordance with the Indenture.
     “Deferred Interest” means any Interest Payment for any Interest Period or part thereof otherwise due and payable, the payment of which the Company has elected to defer or the Company has been required to defer in accordance with the terms of the Indenture.
     “Deferred Interest Payment” means any Optional Deferral Interest Payment, or part thereof, which has not subsequently been satisfied, and any Required Deferral Interest Payment, or part thereof, which has not subsequently been either (i) satisfied, or (ii) deferred pursuant to Section 2.04(f) hereof.
     “Deferred Interest Satisfaction Date” means the Business Day selected by the Company to make payment of any Deferred Interest or any part thereof and any Additional Interest in respect thereof, which Business Day must be no earlier than the 16th Business Day preceding the delivery of notice to the Trustee regarding the payment of such Deferred Interest and which payment is made with cash funded from the proceeds of the issuance of Payment Securities.
     “DTC” means the Depository Trust Company.

     “Dutch Central Bank” means the Dutch Central Bank or its successor as primary regulator of ING Groep N.V.
     “Fixed Interest Rate” has the meaning set forth in Section 2.04(b) hereof.
     “Indenture” has the meaning set forth in the recitals of this Seventh Supplemental Indenture.
     “ING Perpetual Hybrid Capital Securities” has the meaning set forth in the recitals of this Seventh Supplemental Indenture, and shall include, unless the context otherwise requires, any further ING Perpetual Hybrid Capital Securities which the Company is permitted to issue and which will form a single series with the ING Perpetual Hybrid Capital Securities.
     “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standard Board and as endorsed by the European Commission.
     “Interest” means interest payments on the ING Perpetual Hybrid Capital Securities as calculated in accordance with Section 2.04(b) and 2.04(c) hereof and shall, where appropriate, include any Interest Amount, Deferred Interest and any Accrued Interest Payment.
     “Interest Amount” means
     (i) in respect of an Interest Payment, the amount of Interest payable on a ING Perpetual Hybrid Capital Security for the relevant Interest Period (excluding any Additional Interest); and
     (ii) in the event of redemption due to a Tax Event or Regulatory Deferral Event, any Interest accrued from (and including) the preceding Interest Payment Date (or, if none, the Issue Date) to (but excluding) the due date for redemption, if not an Interest Payment Date, as calculated using the Interest Calculation Basis.
     “Interest Calculation Basis” means the calculation of Interest on the basis of a 360-day year of twelve 30-day months.
     “Interest Payment” means, in respect of an Interest Payment Date, the aggregate Interest Amounts, excluding the Deferred Interest and any interest thereon, for the Interest Period ending on such Interest Payment Date.
     “Interest Payment Date” has the meaning set forth in Section 2.04(d) hereof.

     “Interest Period” means the period commencing on (and including) the Issue Date and ending on (but excluding) the first Interest Payment Date and each successive period commencing on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.
     “Issue Date” means October 4, 2007.
     “Junior Guarantee” means any guarantee, indemnity or other contractual support arrangement entered into by the Company in respect of securities (regardless of name or designation) issued by a Subsidiary or Undertaking and ranking junior to the ING Perpetual Hybrid Capital Securities upon a Winding Up or in respect of distributions or payment of dividends or any other payment thereon.
     “Junior Securities” means the Ordinary Shares or any other securities of the Company that rank junior to the ING Perpetual Hybrid Capital Securities in a Winding Up or in respect of distributions, payments of dividends or any other payment thereon.
     “Liabilities” means the non-consolidated gross liabilities of the Company as shown by the most recently published financial statements of the Company as of the end of the quarter preceding the date such amount is required, but adjusted for contingencies and for subsequent events and to such extent as the Company’s management, external auditors or, as the case may be, any liquidator may determine.
     “Mandatory Interest Payment” means the satisfaction of Interest Payments following a Mandatory Payment Event pursuant to Section 2.05(b) or following a Mandatory Partial Payment Event pursuant to Section 2.05(c).
     “Mandatory Interest Payment Date” has the meaning set forth in Section 2.04(c)(ii).
     “Mandatory Partial Payment” payable on any Interest Payment Date means a payment in respect of each ING Perpetual Hybrid Capital Security in an amount that results in payment of a proportion of a full Interest Payment on each of the ING Perpetual Hybrid Capital Securities on such Interest Payment Date equal to the proportion of a full dividend on the relevant Parity Securities and/or payment on the relevant Parity Guarantee paid on the dividend or payment date in respect of the relevant Parity Securities and/or Parity Guarantee immediately preceding such Interest Payment Date.
     “Mandatory Partial Payment Event” means the occurrence of any of the following events or circumstances:

     (a) the Company declares, pays or distributes a dividend or makes a payment on any Parity Securities or makes a payment on any Parity Guarantees; or
     (b) any Subsidiary or Undertaking declares, pays or distributes a dividend on any security issued by it benefiting from a Parity Guarantee or makes a payment on any security issued by it benefiting from a Parity Guarantee.
     “Mandatory Payment Event” means the occurrence of any of the following events or circumstances:
     (a) the Company declares, pays or distributes a dividend or makes a payment (other than a dividend in the form of Ordinary Shares) on any Junior Securities or makes a payment on any Junior Guarantee;
     (b) any Subsidiary or Undertaking declares, pays or distributes a dividend on any security issued by it benefiting from a Junior Guarantee or makes a payment (other than a dividend in the form of ordinary shares) on any security issued by it benefiting from a Junior Guarantee;
     (c) the Company or any Subsidiary or Undertaking redeems, purchases or otherwise acquires any Junior Securities, any Parity Securities or any securities issued by any Subsidiary or Undertaking benefiting from a Junior Guarantee or Parity Guarantee (other than (1) by conversion into or in exchange for Ordinary Shares, (2) in connection with transactions effected by or for the account of customers of the Company or any Subsidiary or in connection with the distribution, trading or market-making activities in respect of those securities, (3) in connection with the satisfaction by the Company or any Subsidiary of its obligations under any employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants, (4) as a result of a reclassification of the Company or any Subsidiary or the exchange or conversion of one class or series of capital stock for another class or series of capital stock, or (5) the purchase of the fractional interests in shares of the capital stock of the Company or of any Subsidiary pursuant to the conversion or exchange provisions of that capital stock or the security being converted or exchanged) for any consideration, or any moneys are paid to or made available for a sinking fund or for redemption of any Junior Securities, Parity Securities or any securities issued by any Subsidiary or Undertaking benefiting from a Junior Guarantee or Parity Guarantee, or the redemption, purchase or other acquisition by any Subsidiary or Undertaking of securities, instruments or other obligations held by the Company.
     “Notional Preference Shares” has the meaning set forth in Section 9.01 hereof.

     “Optional Deferral Interest Payment” means any Payment on the ING Perpetual Hybrid Capital Securities that is deferred due in accordance with Section 2.04(f) hereof.
     “Ordinary Shares” means the Company’s ordinary shares or bearer depository receipts issued in respect of such ordinary shares as the context may require.
     “Outstanding Parity Instruments” means the Company’s 7.05% ING Perpetual Debt Securities issued on July 18, 2002, the Company’s 7.20% ING Perpetual Debt Securities issued on December 12, 2002, the Company’s Variable Rate ING Perpetual Securities issued on June 20 2003, the Company’s 6.20% ING Perpetual Debt Securities issued on October 28, 2003, the Company’s Variable Rate ING Perpetual Securities issued on June 14, 2004, the Company’s 4.176% ING Perpetual Debt Securities issued on June 7, 2005, the Company’s 6.125% ING Perpetual Debt Securities issued on September 26, 2005, the Company’s 5.775% Fixed/Floating ING Perpetual Debt Securities issued on December 8, 2005, the Company’s 5.140% ING Perpetual Securities issued March 15, 2006 and the Company’s guarantees of the 8.439% Non-cumulative Guaranteed Trust Preferred Securities issued by ING Capital Funding Trust III on December 15, 2000.
     “Outstanding Payment” means:
     (i) in relation to any Interest Payment, Deferred Interest Payment or Interest Amount not falling within the definition of Interest Payment, that such payment (a) has either become due and payable or would have become due and payable except for the Company not being Solvent or the deferral, postponement or suspension of such payment, due to a Required Deferral Condition or an Optional Deferral Interest Payment, and (b) in any such case has not been satisfied; and
     (ii) in relation to any Accrued Interest Payment (including Additional Interest, if applicable), any amount thereof which has not been satisfied whether or not payment has become due.
     “Parity Guarantee” means any guarantee, indemnity or other contractual support arrangement entered into by the Company of securities (regardless of name or designation) issued by a Subsidiary or Undertaking that ranks in the Company’s Winding Up or in respect of distributions or payments of dividends and/or any other amounts thereunder by the Company pari passu with the ING Perpetual Hybrid Capital Securities.

     Parity Guarantee includes the Company’s guarantees of the 8.439% Non-cumulative Guaranteed Trust Preferred Securities issued by ING Capital Funding Trust III on December 15, 2000.
     “Parity Securities” means: (a) until the Outstanding Parity Instruments have been redeemed or discharged in full,
     (i) the Company’s 6.375% ING Perpetual Hybrid Capital Securities issued on June 13, 2007,
     (ii) the Outstanding Parity Instruments other than the Company’s guarantees of the 8.439% Non-cumulative Guaranteed Trust Preferred Securities issued by ING Capital Funding Trust III on December 15, 2000;
     (iii) the relevant most senior class of the Company’s preference shares outstanding at any time;
     (iv) any security of the Company effectively ranking pari passu with the most senior-ranking outstanding preference shares of the Company as referred to under (ii); and
     (v) any additional securities of the Company (whether preference shares or having any other name or designation), that rank in the Company’s Winding Up or in respect of distributions or payments of dividends or any other amounts thereunder by the Company, pari passu with the ING Perpetual Hybrid Capital Securities, and
     (b) after the Outstanding Parity Instruments have been redeemed or discharged in full, the Company’s 6.375% ING Perpetual Hybrid Capital Securities issued on June 13, 2007, the most junior-ranking class of preference shares provided for at any relevant time under the Company’s Articles of Association, whether or not any such preference shares are outstanding and any securities of the Company, whether preference shares or having any other name or designation, that effectively rank pari passu with the ING Perpetual Hybrid Capital Securities.
     “Paying Agent” means The Bank of New York as paying agent in relation to the ING Perpetual Hybrid Capital Securities, or its successor or successors for the time being appointed in accordance with the terms of the Indenture.
     “Payment” means any Interest Payment, Deferred Interest Payment, Accrued Interest Payment or Interest Amount not falling within the definition of Interest Payment.
     “Payment Default” has the meaning set forth in Section 4.01(a) hereof.

     “Payment Event” has the meaning set forth in Section 4.01(b) hereof.
     “Payment Securities” means Parity Securities and Junior Securities or any combination thereof which, in each case, are eligible as Tier I capital under the capital adequacy guidelines as applied and enforced by the Dutch Central Bank.
     “Prudential Supervision Deferral Event” means that the Company has determined that its capital adequacy ratio is or would be, after payment of any accrued interest on the ING Perpetual Hybrid Capital Securities or on Deferred Interest, less than the minimum capital adequacy required by the regulation on prudential supervision of financial groups (Besluit prudentieel toezicht financiële groepen Wft).
     “Regular Record Date” means the March 1, June 1, September 1 and December 1 preceding an Interest Payment Date (whether or not a Business Day).
     “Regulatory Deferral Event” means that the Company, after becoming subject to capital adequacy regulations, shall have been notified by the Dutch Central Bank to the effect that the Company’s capital adequacy ratio is or would, after payment of any Interest Payment on the ING Perpetual Hybrid Capital Securities or on Deferred Interest, be less than the minimum capital adequacy requirement as applied and enforced by the Dutch Central Bank.
     “Relevant Date” means in respect of any payment, the date on which such payment first becomes due and payable but, if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such date, the “Relevant Date” means the date on which such monies shall have been so received and notice to that effect shall have been given to the Holders in accordance with Section 106 of the Subordinated Indenture.
     “Required Deferral Condition” means any of the following:
     (a) a determination by the Company that it is not or, on the Relevant Date for the ING Perpetual Hybrid Capital Securities after taking into account amounts payable on that date on the ING Perpetual Hybrid Capital Securities, will not be Solvent;
     (b) a Prudential Supervision Deferral Event has occurred and continues to exist;
     (c) a Regulatory Deferral Event has occurred and is continuing; or
     (d) the Dutch Central Bank has requested or required the Company not to make any payments on the ING Perpetual Hybrid Capital Securities or not to

make a Payment on the Relevant Date for the ING Perpetual Hybrid Capital Securities.
     “Required Deferral Interest Payment” has the meaning set forth in Section 2.04(e) hereof.
     “Securities” has the meaning set forth in the Subordinated Indenture.
     “Senior Creditors” means the Company’s creditors, other than creditors under Parity Guarantees and Junior Guarantees:
     (i) who are unsubordinated creditors of the Company;
     (ii) whose claims are, or are expressed to be, subordinated as regards distributions on the Company’s Winding Up or in respect of distributions or payment of dividends and/or any other amounts thereunder by the Company, only to the claims of unsubordinated creditors of the Company but not further or otherwise; and
     (iii) who are subordinated creditors of the Company except those whose claims are, or are expressed to rank, as regards distributions on the Company’s Winding Up or in respect of distributions or payments of dividends or any other amounts thereunder by the Company, pari passu with, or junior to, the claims of the Holders.
     “Senior Preference Shares” means, after such time as all Outstanding Parity Instruments have been redeemed and discharged in full, any of the Company’s preference shares, except for the most junior class of preference shares provided for at any time by the Company’s Articles of Association, whether or not any such preference shares are outstanding.
     “Solvent” means
     (i) the Company is able to make payments to its Senior Creditors as such payments become due; and
     (ii) the Company’s Assets exceed the sum of its Liabilities (excluding Liabilities not held by Senior Creditors).
     “Subordinated Indenture” has the meaning set forth in the first paragraph of this Seventh Supplemental Indenture.
     “Subsidiary” means an entity for which the Company, or one or more of its subsidiaries, holds the ability to exercise more than half of the voting rights or the ability to appoint more than half of the managing directors or supervisory directors or a partnership in which the Company or a subsidiary is fully liable to obligees as partners as defined more precisely in Section 2:24a of the Dutch Civil Code.
     “Tax Event” means a determination by the Company that on the next Interest Payment Date:
     (i) the Company determines that it has or will become obliged to pay Additional Amounts as a result of any change in, or amendment to, the laws or regulations of The Netherlands or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment shall have become effective on or after the Issue Date and such obligation cannot be avoided by the Company taking reasonable measures available to it, provided that the Company may not send a notice of redemption pursuant to Section 3.01(b) earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts were a payment in respect of the ING Perpetual Hybrid Capital Securities then due;
     (ii) payments of amounts in respect of Interest on the ING Perpetual Hybrid Capital Securities (including, for the avoidance of doubt, the issue of Payment Securities to fund the payment of any such Interest), may be treated as “distributions” within the meaning of Section II of the Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965; or such other provision as may from time to time supersede or replace Section II of the Dividend Withholding Tax Act of 1965 for the purposes of such definition) and the Company cannot avoid such requirement or circumstance by taking such measures the Company, acting in good faith, deems appropriate; or
     (iii) as a result of any proposed change or amendment to the laws of The Netherlands, or any proposed change in the application of official or generally published interpretation of such laws, or any interpretation or pronouncement by any relevant tax authority that provides for a position with respect to such law or regulations that differs from the previously generally accepted position in relation to similar transactions or which differs from any specific written confirmation given by a tax authority in respect of the ING Perpetual Hybrid Capital Securities, which change or amendment becomes, or would become, effective, or in the case of a change or proposed change in law if such change is enacted (or, in the case of a proposed change, is expected to be enacted) by an Act of Parliament or made by statute on or after the Issue Date, there is more than an insubstantial risk that the Company will not obtain substantially full relief for the purposes of Dutch corporation tax for any payment of Interest including, for the avoidance of doubt, the issue of Payment Securities to fund the payment of any such Interest, and the Company cannot avoid this risk by taking such measures as the Company, acting in good faith, deems appropriate.
     “Trustee” means the Person named as the “Trustee” in the first paragraph of this instrument until a successor trustee shall have become such pursuant to the applicable provisions of the Subordinated Indenture, and thereafter “Trustee” shall mean the Person who is then the Trustee thereunder, and if at any time there is more than one such Person, “Trustee” shall mean and include each such Person.
     “Undertaking” means a corporate body, partnership, limited partnership, cooperative or an incorporated association carrying on a trade or business with or without a view to profit in which the Company has direct or indirect financial, commercial or contractual majority interest.
     “Winding Up”, with respect to the Company, means a return of assets on the Company’s liquidation (upon dissolution or otherwise) or the Company’s bankruptcy.
ARTICLE 2
General Terms And Conditions Of The ING Perpetual Hybrid Capital
Securities
     Section 2.01. Designation and Principal Amount. The following series of Securities are hereby authorized as the 7.375% ING Perpetual Hybrid Capital Securities, initially to be issued in the aggregate principal amount of $1,500,000,000.
     Section 2.02. Maturity. The ING Perpetual Hybrid Capital Securities have no maturity date.
     Section 2.03. Form, Issuance, Registration And Exchange. The ING Perpetual Hybrid Capital Securities shall:
     (a) be issued as registered Securities in minimum denominations of $25.00 (or in any integral multiple thereof) in book-entry global form, and shall not be exchangeable for definitive securities except as provided in Section 305 of the Subordinated Indenture;
     (b) not be exchangeable at any time for bearer securities; and
     (c) be issued as global ING Perpetual Hybrid Capital Securities registered in the name of DTC or its nominee (initially the nominee will be Cede & Co.); provided, however, (i) such global securities may not be transferred except as a whole by DTC to a nominee or a successor of DTC, unless and until the ING Perpetual Hybrid Capital Securities are exchanged for definitive securities in the limited instances described in Section 11.01 hereof; (ii) beneficial interests in global ING Perpetual Hybrid Capital Securities may be held through organizations that participate, directly or indirectly, in the DTC system; (iii) beneficial interests in the global ING Perpetual Hybrid Capital Securities and all transfers relating to the global ING Perpetual Hybrid Capital Securities will be reflected in the book-entry records of DTC; and (iv) so long as DTC, or its nominee, is the holder of a global ING Perpetual Hybrid Capital Security, it will be considered the sole holder of the global ING Perpetual Hybrid Capital Security for all purposes under the Indenture.
     Section 2.04. Payments.
     (a) Payment Method. (i) Any Payment on ING Perpetual Hybrid Capital Securities which is payable, and is paid or duly provided for, on any Payment Date or on any date on which the Company makes any Payment on the ING Perpetual Hybrid Capital Securities (including any payment of Additional Amounts in accordance with Section 1006 of the Subordinated Indenture) shall be paid by the Trustee to the Holder in whose name such ING Perpetual Hybrid Capital Securities are registered, by wire-transfer of same-day funds to the Holder or, at the option of the Company, by check mailed to the address of the Holder as it appears in the Company’s Security Register. For so long as the ING Perpetual Hybrid Capital Securities are held in global form, all payments shall be made by wire-transfer of same-day funds.
     (ii) All payments made with respect to the ING Perpetual Hybrid Capital Securities will be subject to any fiscal or other laws and regulations applicable thereto in the place of payment. Except as expressly stated, such fiscal or other laws and regulations will not affect the Company’s obligation to pay Additional Amounts.
     (b) Interest Rate. The ING Perpetual Hybrid Capital Securities will bear Interest from the Issue Date at a fixed rate per annum on their outstanding principal amount equal to 7.375% (the “Fixed Interest Rate”).
     (c) Interest Payment Dates. (i) Subject to the provisions herein, Interest on the ING Perpetual Hybrid Capital Securities (calculated in accordance with the Interest Calculation Basis) will be payable from October 4, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on January 15, April 15, July 15 and October 15 in each year, commencing on January 15, 2008.

     (i) Mandatory Interest Payment Dates. The date on which payments are made in accordance with Section 2.05(b) and Section 2.05(c) shall be referred to as a “Mandatory Interest Payment Date”.
     (d) Accrued Interest Payments. The aggregate amount of any Accrued Interest Payments on the ING Perpetual Hybrid Capital Securities will bear Interest at the Fixed Interest Rate (to the extent permitted by applicable law) as if such Accrued Interest Payments were considered part of principal and will become payable as and when the Payment in respect of which such Interest has accrued becomes payable. The amount of Interest which accrues (the “Additional Interest”) in respect of any such Accrued Interest Payments shall be (i) in respect of Required Deferral Interest Payments, as set forth in Section 2.04(e)(iii); (ii) in respect of Optional Deferral Interest Payments, as set forth in Section 2.04(f)(ii); and (iii) in respect of any interest included in the Base Redemption Price, if such is improperly withheld or refused and is not paid by the Company, such Interest, if any, that may be due in accordance with Section 3.01(d), in each case as calculated by the Trustee in consultation with the Company. The Additional Interest shall be added, for purposes only of the calculation of the amount of Additional Interest due on any Interest Payment Date, Deferred Interest Satisfaction Date or Delayed Redemption Payment Date, as the case may be, to the corresponding amount of Payments unpaid as at such Interest Payment Date, Deferred Interest Satisfaction Date or Delayed Redemption Payment Date, as applicable, as if such amount would itself constitute a Payment.
     When used with respect to any ING Perpetual Hybrid Capital Securities, “Interest Payment Date” means the date for payment of any Interest on such ING Perpetual Hybrid Capital Securities, as determined by the Company and set forth in this Seventh Supplemental Indenture and the form of ING Perpetual Hybrid Capital Securities attached as Exhibit A hereto. If any Interest Payment Date would otherwise fall on a day which is not a Business Day, it shall be postponed to the next day that is a Business Day.
     (e) Mandatory Deferral of Payments.
     (i) Other than in the case of a Mandatory Payment Event or a Mandatory Partial Payment Event (except if a Required Deferral Condition arises following such Mandatory Payment Event or Mandatory Partial Payment Event, in which case, the provisions of this Section 2.04(e) shall apply), the Company is required to give a Deferral Notice in accordance with Section 2.04(h) hereof and to defer any Payment where the Required Deferral Condition has occurred or is continuing on the 20th Business Day preceding the date on which such Payment would be due and payable and no Interest Payment shall be payable on such Interest Payment Date. When used with respect to any ING Perpetual Hybrid

Capital Securities, “Required Deferral Interest Payment” means any Payment deferred in accordance with this Section 2.04(e).
     (ii) Interest will not accrue on any Required Deferral Interest Payment prior to the Accruing Interest Date for such interest.
     (iii) Any Required Deferral Interest Payment shall begin to accrue interest from the Interest Payment Date (“Accruing Interest Date”) following the date on which the Company determines, which shall be a date on twenty Business Days preceding such Interest Payment Date, that the Required Deferral Condition no longer exists.
     (iv) From and including the relevant Accruing Interest Date for any Required Deferral Interest Payment, such interest will bear interest at the Fixed Interest Rate per annum until paid or cancelled in the event of a Winding Up, except that interest shall not accrue on any such Required Deferral Interest Payment or part thereof for any period during which a Required Deferral Condition exists.
     (v) At least 16 Business Days prior to the relevant Accruing Interest Date, the Company shall give notice to the Trustee of the Accruing Interest Date. As soon as practicable after receiving such notice, the Trustee shall provide notice to the Holders of such Accruing Interest Date and the Required Deferral Interest Payment to which it relates.
     (vi) Subject to clause (vii) below, the Company has no obligation to pay any Required Deferral Interest Payment or Additional Interest in respect thereof other than upon redemption. If the Company elects to make a Required Deferral Interest Payment or a payment of Additional Interest with respect thereto, such payment shall only be made in compliance with Section 2.04(g). At least 16 Business Days prior to the applicable Deferred Interest Satisfaction Date, the Company shall provide a notice to the Paying Agent and the Holders in accordance with Section 106 of the Subordinated Indenture (a) that the Company will satisfy such Required Deferral Interest Payment on the relevant Deferred Interest Satisfaction Date, (b) the amount of the Required Deferral Interest Payment and Additional Interest in respect thereof, if any, payable on such Deferred Interest Satisfaction Date, as calculated by the Trustee and (c) the Special Record Date for such Deferred Interest Satisfaction Date.
     (vii) Upon a Winding Up, Holders shall be deemed to have waived the right to receive any Required Deferral Interest Payment and any Additional Interest in respect thereof.
     (f) Optional Deferral of Payments.

     (i) The Company may defer any Interest Payment that is due and payable under the ING Perpetual Hybrid Capital Securities, other than in the case of a Mandatory Payment Event or a Mandatory Partial Payment Event, by giving a Deferral Notice to the Trustee and the Holders in accordance with Section 2.04(h) hereof, and no Interest Payment shall be payable on such Interest Payment Date. When used with respect to any ING Perpetual Hybrid Capital Securities, “Optional Deferral Interest Payment” means any Payment deferred in accordance with this Section 2.04(f).
     (ii) Optional Deferral Interest Payments will accrue interest at the Fixed Interest Rate from, and including, the date on which (but for such deferral) the Deferred Interest Payment would otherwise have been due to be made to, but excluding, the relevant Deferred Interest Satisfaction Date, except that interest shall not accrue on any Optional Deferral Interest Payments or part thereof for any period during which a Required Deferral Condition exists (in which case, Interest, if any, shall only begin to accrue again in accordance with Section 2.04(e)(iii).
     (iii) Subject to clause (ii) above, the Company has no obligation to pay any Optional Deferral Interest Payment or any Additional Interest in respect thereof other than upon redemption. If the Company elects to make an Optional Deferral Interest Payment or any Additional Interest in respect thereof , such payment shall only be made in compliance with Section 2.04(g).
     (g) Conditions Precedent for any Payment.
     (i) Except in a Winding Up, all payments, other than certain payments required to be made pursuant to any Mandatory Payment Event, or Mandatory Partial Payment Event, on the ING Perpetual Hybrid Capital Securities will be conditional upon no Required Deferral Condition existing at the time of Payment.
     (ii) If the Company elects to make any payments of any Required Deferral Interest Payments and Optional Deferral Interest Payments, together with any Additional Interest thereon, such payments will be conditional upon the approval of the Dutch Central Bank (if such approval is required) and that, on the 20th Business Day prior to the Deferral Interest Satisfaction Date: (1) the Company is Solvent; (2) the Company would be Solvent following the payment of the Required Deferral Interest Payments and Optional Deferral Interest Payments and any Additional Interest thereon; and (3) the Required Deferral Interest Payments and Optional Deferral Interest Payments and any Additional

Interest thereon shall be funded by the Company with the proceeds of the issuance by the Company of Payment Securities.
     (h) Deferral Notice.
     (i) The Company shall give any Deferral Notice not less than 16 Business Days prior to the date on which any Payment would, in the absence of deferral, be due and payable.
     (ii) The Company must give a Deferral Notice in the case of a Required Deferral Condition.
     (iii) Any Deferral Notice as to a Payment required to be paid pursuant to a Mandatory Payment Event or a Mandatory Partial Payment Event will have no force or effect.
     Section 2.05. Mandatory Payment Events; Mandatory Partial Payment Events.
     (a) Deferred Interest Payments. Upon the occurrence of a Mandatory Payment Event or a Mandatory Partial Payment Event, no Deferred Interest Payments or Additional Interest in respect thereof will become mandatorily due and payable in full on the date of either such event or any succeeding Interest Payment Date.
     (b) Satisfaction of Interest Payments following a Mandatory Payment Event. The Interest Payments payable on the next four consecutive Interest Payment Dates following a Mandatory Payment Event will be mandatorily due and payable in full, notwithstanding any Deferral Notice as to such Interest Payments or the occurrence or continuance of any Required Deferral Condition (other than a Required Deferral Condition that occurs after the occurrence of the relevant Mandatory Payment Event in which case such accrued and unpaid interest shall not be due and payable); provided, however, that if the Mandatory Payment Event is (x) a payment on a Junior Security, a Junior Guarantee or a security benefiting from a Junior Guarantee or relates to the purchase or other acquisition of any Junior Security, Parity Security or a security benefiting from a Junior Guarantee or a Parity Guarantee, and (y) such payment is in respect of a semi-annual payment or the security purchased or acquired was payable semi-annually, only the Interest Payments payable on the next two Interest Payment Dates, shall be mandatorily due and payable notwithstanding any Deferral Notice as to such Interest Payment or the occurrence or continuance of any Required Deferral Condition (other than a Required Deferral Condition that occurs after the occurrence of the relevant Mandatory Payment Event in which case such accrued and unpaid interest shall not be due and payable).

     (c) Satisfaction of Interest Payments following a Mandatory Partial Payment Event. Mandatory Partial Payments will be mandatorily due and payable, on the next four consecutive Interest Payment Dates, following a Mandatory Partial Payment Event, notwithstanding any Deferral Notice or occurrence of the Required Deferral Condition (other than a Required Deferral Condition that occurs after the occurrence of the relevant Mandatory Payment Event in which case such accrued and unpaid interest shall not be due and payable); provided, however, that if such Mandatory Partial Payment Event (x) is a payment on a Parity Security, a Parity Guarantee or a security benefiting from a Parity Guarantee and (y) such payment is in respect of a semi-annual or quarterly payment, only Mandatory Partial Payments payable on the next two consecutive Interest Payment Dates or the next Interest Payment Date, respectively, shall be mandatorily due and payable notwithstanding any Deferral Notice as to such Interest Payment or the occurrence or continuance of any Required Deferral Condition (other than a Required Deferral Condition that occurs after the occurrence of the relevant Mandatory Payment Event in which case such accrued and unpaid interest shall not be due and payable).
     (d) Alteration of Terms during the existence of a Regulatory Deferral Event. If and for so long as a Regulatory Deferral Event exists, the terms of the ING Perpetual Hybrid Capital Securities shall be automatically altered, without any action by the holders, so that a Mandatory Payment Event or a Mandatory Partial Payment Event, as applicable, shall be deemed to occur only if the Company declares, pays or distributes a dividend or makes a payment (other than a dividend in the form of Ordinary Shares) on the Company’s Ordinary Shares or other instruments that are classified as equity under IFRS.
ARTICLE 3
Optional Redemption And Redemption Or Conversion Upon Certain
Events
     Section 3.01. Optional Redemption. (a) Any redemption made in accordance with this Article 3 shall be made in accordance with Sections 1101 through Section 1108 of the Subordinated Indenture.
     (b) Upon giving not less than 30 nor more than 60 days’ notice to the Holders of ING Perpetual Hybrid Capital Securities, and provided the Company is Solvent at the time of such notice and at the time of redemption, the ING Perpetual Hybrid Capital Securities may be redeemed in whole, but not in part, at the Base Redemption Price, at the option of the Company and without the consent of the Holders or the Trustee, as follows:
     (i) on October 15, 2012, and thereafter on any Interest Payment Date;

     (ii) prior to October 15, 2012, upon the occurrence of a Tax Event, provided that the Company has already delivered to the Trustee, in a form satisfactory to the Trustee, a written legal opinion of independent Dutch counsel of recognized standing, selected by the Company, confirming that such Tax Event has occurred; or
     (iii) prior to October 15, 2012, upon the occurrence of a Regulatory Deferral Event.
     (c) Cancellation of any ING Perpetual Hybrid Capital Securities redeemed by the Company pursuant to this Indenture will be effectuated by reducing the principal amount of the ING Perpetual Hybrid Capital Securities, and any ING Perpetual Hybrid Capital Securities so cancelled will be discharged. Any ING Perpetual Hybrid Capital Securities purchased by the Company may be held, reissued, resold or, at the Company’s option, cancelled. Such cancellation shall be effectuated by decreasing in an equal amount the number of ING Perpetual Hybrid Capital Securities represented by the global security.
     (d) In the event the Base Redemption Price in respect of any ING Perpetual Hybrid Capital Securities is improperly withheld or refused and is not paid by the Company, Interest on the ING Perpetual Hybrid Capital Securities will continue to be payable and accrue at the Fixed Interest Rate, and the amount of such Interest calculated by the Trustee in consultation with the Company, until the date the Base Redemption Price is actually paid (the “Delayed Redemption Payment Date”). Prior to the payment of any Base Redemption Price which previously has been improperly withheld or refused, the Company shall inform the Trustee of the proposed Delayed Redemption Payment Date and the Trustee shall, as soon as practicable after receiving such notice, provide notice to the Company of the amount of Accrued Interest Payments together with any Additional Interest in respect thereof payable in connection therewith. The Company shall then provide notice to the Paying Agent, if different than the Trustee, and the Holders in accordance with Section 106 of the Subordinated Indenture of (i) the Delayed Redemption Payment Date, (ii) the Special Record Date for the Delayed Redemption Payment Date and (iii) the Accrued Interest Payments payable on such date, as calculated by the Trustee.
     Section 3.02. Optional Purchase. The Company may at any time, subject to the Company being Solvent, purchase ING Perpetual Hybrid Capital Securities on the open market in any manner and at any price.
     Section 3.03. Conversion Upon Certain Tax Events. At any time, if a Tax Event occurs as a result of the condition set forth in part (iii) of the definition of Tax Event in Section 1.01(d), then, in addition to any option to redeem the ING Perpetual Hybrid Capital Securities, the Company will be permitted to convert or exchange the ING Perpetual Hybrid Capital Securities for another series of securities issued by the Company having materially the same terms as the ING Perpetual Hybrid Capital Securities and which are no less favorable to a Holder than the ING Perpetual Hybrid Capital Securities.
     Section 3.04. Regulatory Approval. The Company’s right to redeem the Securities in accordance with Section 3.01 or Section 3.02 or convert the Securities in accordance with Section 3.03 shall be subject to approval of the Dutch Central Bank if such approval is required.
ARTICLE 4
Remedies
     Section 4.01. Defaults; Collection Of Indebtedness And Suits For Enforcement By Trustee.
     (a) “Payment Default”, wherever used herein with respect to the ING Perpetual Hybrid Capital Securities, means solely the following event (regardless of the reason for such Payment Default and whether it is voluntary, involuntary or is effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
     The Company fails to pay or set aside for payment the amount due to satisfy any Payment on the ING Perpetual Hybrid Capital Securities when due, and such failure continues for 14 days; provided, however, that the deferral of an Interest Payment as permitted under the terms of this Indenture will not constitute a Payment Default.
     (b) If a Payment Default occurs and is continuing, the Trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums so due and unpaid or a bankruptcy proceeding in The Netherlands (but not elsewhere) of the Company, but the Trustee may not declare the principal amount of any outstanding ING Perpetual Hybrid Capital Securities to be due and payable. If the Company fails to make payment and a Required Deferral Condition exists at the end of the 14-day period set forth in Section 4.01(a) hereof, such failure does not constitute a Payment Default but instead constitutes a “Payment Event”. On a Payment Event, the Trustee may institute bankruptcy proceedings against the Company exclusively in The Netherlands, but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid.
     (c) Notwithstanding the foregoing, Holders of the ING Perpetual Hybrid Capital Securities have the absolute and unconditional right to institute suit for the enforcement of any payment when due and such right may not be impaired without the consent of the Holder as provided in Section 508 of the Subordinated Indenture. In addition, to the extent the Trustee is not permitted to pursue the remedies provided for in Section 4.01(b) above as a matter of Dutch law, the Holders of the ING Perpetual Hybrid Capital Securities may pursue such remedies in accordance with the terms of the Subordinated Indenture.
     (d) Without prejudice to Section 5.04 and Section 5.05 of the Subordinated Indenture, the Trustee is and shall be fully authorized by each and any Holder of an ING Perpetual Hybrid Capital Security to commence proceedings in The Netherlands in accordance with Section 4.01(a) and 4.01(b) above, in the name and on behalf of such Holder, as if the Trustee were such Holder, with a view to having the Company declared bankrupt in The Netherlands.
     (e) The provisions of this Section 4.01 replace Sections 501, 502 and 503 of the Subordinated Indenture in their entirety, and such Sections are hereby amended and restated in their entirety by this Section 4.01.
ARTICLE 5
Covenants Of The Issuer
     Section 5.01. Dividend Restrictions For Interest Payments. Unless Interest accrued has been paid in full on the ING Perpetual Hybrid Capital Securities in respect of each of the immediately preceding four consecutive Interest Periods, or if four Interest Periods have not occurred since the ING Perpetual Hybrid Capital Securities were issued, since the Issue Date, the Company agrees that it will not recommend to its shareholders, and to the fullest extent permitted by applicable law will otherwise act to prevent, any action that would constitute a Mandatory Payment Event or Mandatory Partial Payment Event.
     Section 5.02. Mandatory Interest Payments. Subject to the Company being Solvent, the Company agrees that it will not defer any Payment on the ING Perpetual Hybrid Capital Securities on the Interest Payment Date falling on a Mandatory Interest Payment Date.
     Section 5.03. Deferral Of Certain Payments. The Company agrees that if Payments stated to be payable on any date have not been made on the Company’s preference shares or any other Parity Securities, then it will defer Payments on the ING Perpetual Hybrid Capital Securities payable on such date, unless a Mandatory Interest Payment is due.
     Section 5.04. Listing. The Company will use reasonable efforts to maintain the listing of the ING Perpetual Hybrid Capital Securities on the stock exchange on which they were listed on or about the Issue Date or, if it is unable to do so having used such efforts or if the maintenance of any such listing is agreed by the Trustee to be unduly burdensome, use all reasonable efforts to obtain and maintain a quotation or listing of such ING Perpetual Hybrid Capital Securities on such other stock exchange or exchanges or securities market or markets as the Company may (with the prior written approval of the Trustee) decide so that the ING Perpetual Hybrid Capital Securities are listed on at least one stock exchange or securities market. The Company will also use its best efforts to furnish to any stock exchange(s) or securities market(s) such information as such stock exchange(s) or securities market(s) may require to be furnished in accordance with its requirements.
     Section 5.05. Officer’s Certificate On Deferral. If the Company is obliged or elects to defer any Payment in accordance with Section 2.04(e) hereof, it shall deliver to the Trustee, no later than the sixteenth Business Day prior to the relevant Interest Payment Date, an Officer’s Certificate, certifying that the Required Deferral Condition was met on the 20th Business Day prior to the relevant Interest Payment Date and if the Company shall elect to satisfy a Required Deferred Interest Payment or a payment of Additional Interest with respect thereto on an earlier date than the Interest Payment Date following that on which the Required Deferral Condition fails to be met, deliver to the Trustee not later than the sixteenth Business Day prior to making such payment an Officer’s Certificate certifying that the Required Deferral Condition was no longer, on a date no more than 16 Business Days prior to the delivery of such certificate, met.
ARTICLE 6
Subordination
     Section 6.01. Agreement To Subordinate. (a) The Company covenants and agrees, and each Holder of ING Perpetual Hybrid Capital Securities issued hereunder, by such Holder’s acceptance thereof, likewise covenants and agrees, that the ING Perpetual Hybrid Capital Securities issued hereunder (i) shall rank pari passu with respect to each other, (ii) until such time as all Outstanding Parity Instruments have been redeemed or discharged in full, (A) shall be subordinated to the claims of Senior Creditors, (B) shall rank pari passu with the claims of holders of Parity Securities and creditors under Parity Guarantees and (C) shall rank senior to holders of Junior Securities and creditors under Junior Guarantees, and (ii) once all Outstanding Parity Instruments have been redeemed and discharged in full, (A) shall be subordinated to the claims of Senior Creditors and holders of Senior Preference Shares, (B) shall rank pari passu with the claims of holders of Parity Securities and creditors under Parity Guarantees and (C) shall rank senior to holders of the Company’s Ordinary Shares and any other Junior Securities and Junior Guarantees.

     (b) The Company further covenants and agrees, and each Holder of ING Perpetual Hybrid Capital Securities issued hereunder, by such Holder’s acceptance thereof, likewise covenants and agrees, that the rights regarding payments and the issuance of Payment Securities will be subject to the Company being Solvent. In the event of liquidation, moratorium of payments or bankruptcy of the Company, the Payments payable on the ING Perpetual Hybrid Capital Securities shall be an amount equal to the lesser of (i) the aggregate amount of Payments pursuant to the terms and conditions of the ING Perpetual Hybrid Capital Securities without giving effect to this Section 6.01(b) and (ii) an amount equal to (A) the remaining assets of the Company after satisfaction of all claims which, as a matter of law, are prior to those of holders of ING Perpetual Hybrid Capital Securities or any Parity Security, Parity Guarantee or any similarly subordinated debt multiplied by (B) a fraction, (x) the numerator of which is the aggregate amount of Payments due on the ING Perpetual Hybrid Capital Securities pursuant to the terms and conditions thereof without giving effect to this Section 6.01(b) and (y) the denominator of which is the sum (without duplication) of the aggregate amount of all claims under the ING Perpetual Hybrid Capital Securities, the aggregate liquidation preference of, and aggregate amount of all claims under, any outstanding Parity Securities and Parity Guarantees and similarly subordinated debt obligations with a formula or arrangement substantially similar to this Section 6.01(b), without application of this Section 6.01(b) and the corresponding similar formula or arrangement.
     Section 6.02. Section 1401 Of The Subordinated Indenture. The provisions of Section 6.01 hereof replace in their entirety Section 1401 of the Subordinated Indenture which is hereby amended and restated in its entirety by Section 6.01 hereof. In addition Sections 1402 through 1414 of Article Fourteen of the Subordinated Indenture are hereby amended by replacing the term “Senior Debt” as used in such sections with the term “Senior Creditors” as defined in this Seventh Supplemental Indenture.
ARTICLE 7
Form Of ING Perpetual Hybrid Capital Securities
     Section 7.01. Form Of ING Perpetual Hybrid Capital Securities. The ING Perpetual Hybrid Capital Securities shall be substantially in the form of Exhibit A hereto. Exhibit A hereto is hereby incorporated into and expressly made a part of this Seventh Supplemental Indenture.

ARTICLE 8
Original Issue Of ING Perpetual Hybrid Capital Securities
     Section 8.01. Original Issue Of ING Perpetual Hybrid Capital Securities. ING Perpetual Hybrid Capital Securities in the initial aggregate principal amount of $1,500,000,000 shall, upon execution of this Seventh Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver such ING Perpetual Hybrid Capital Securities to or upon the written order of the Company, in accordance with Section 303 of the Subordinated Indenture.
     There is no limit on the amount of ING Perpetual Hybrid Capital Securities which may be issued subsequent to this Seventh Supplemental Indenture.
ARTICLE 9
Winding Up
     Section 9.01. Winding Up. If any action causes the Company’s Winding-Up (except solely for the purpose of the Company’s reconstruction, amalgamation or the substitution of a successor in business for the Company, the terms of which have previously been approved in writing by the Trustee or by not less than a majority in principal amount of the ING Perpetual Hybrid Capital Securities then Outstanding), with respect to the ING Perpetual Hybrid Capital Securities owned by a Holder, the Company will pay (in lieu of any other payment) an amount as if, on and after the day immediately before the Winding Up began, any Holder of those ING Perpetual Hybrid Capital Securities had been the holder of (A) until such time as the Outstanding Parity Instruments have been redeemed or discharged in full, the Company’s most senior-ranking preference shares then outstanding (the “Class A Notional Preference Shares”) and (B) once all Outstanding Parity Instruments have been redeemed or discharged in full, the most junior-ranking preference shares (“Class B Notional Preference Shares” and together with the Class A Notional Preference Shares, the “Notional Preference Shares”) then provided for in the Company’s Articles of Association, whether or not such preference shares are outstanding. Any such payment shall be made on the assumption that the amount that such Holder was entitled to receive in respect of each Notional Preference Share on a return of Assets upon such liquidation was an amount equal to the principal amount of $25.00 of the relevant ING Perpetual Hybrid Capital Security, and any Interest Payment thereon and on any Deferred Interest, other than any Required Deferral Interest Payment with due observance, for the avoidance of doubt, of Section 6.01. Upon the Company’s Winding Up, Holders of the ING Perpetual Hybrid Capital Security shall be deemed to have waived their right to payment of any Required Deferral

Interest Payment pursuant to Section 2.04(e) and any Additional Interest in respect thereof.
ARTICLE 10
Satisfaction And Discharge
     Section 10.01. Satisfaction And Discharge. The Company covenants and agrees, and each Holder of ING Perpetual Hybrid Capital Securities issued hereunder, by such Holder’s acceptance thereof, likewise covenants and agrees, that all ING Perpetual Hybrid Capital Securities shall be issued as Securities subject to the provisions of Article 4 of the Subordinated Indenture.
ARTICLE 11
Miscellaneous
     Section 11.01. Issuance Of Definitive Securities. (a) So long as DTC holds the global ING Perpetual Hybrid Capital Securities, the global securities will not be exchangeable for definitive securities unless: (i) DTC notifies the Trustee that it is unwilling or unable to continue to hold the book-entry ING Perpetual Hybrid Capital Securities or DTC ceases to be a clearing agency registered under the Exchange Act and the Trustee does not appoint a successor to DTC which is registered under the Exchange Act within 120 days; (ii) a Payment Default has occurred and is continuing; (iii) a Payment Event has occurred and is continuing; (iv) in the event of the Company’s Winding Up it fails to make a payment on the ING Perpetual Hybrid Capital Securities when due; or (v) at any time following a determination by the Company in its sole discretion that the global securities should be exchanged for definitive ING Perpetual Hybrid Capital Securities in registered form.
     (b) Each person having an ownership or other interest in ING Perpetual Hybrid Capital Securities must rely exclusively on the rules and procedures of DTC, Euroclear or Clearstream, as the case may be, or any other securities intermediary through which that person holds its interest to receive or direct the delivery of possession of any definitive security.
     (c) Any definitive ING Perpetual Hybrid Capital Securities will be issued in registered form only in denominations of $25.00 and any integral multiples thereof and shall be substantially in the form of the global security included as Exhibit A hereto with such insertions, omissions, substitutions and other variations as appropriate for definitive securities as evidenced by the execution of such securities. To the extent permitted by law, the Company and the Trustee are entitled to treat the person in whose name any definitive security is registered as its absolute owner.
     (d) Payments in respect of definitive ING Perpetual Hybrid Capital Securities will be made to the person in whose name the definitive securities are registered as it appears in the register for that series. Payments will be made in respect of the ING Perpetual Hybrid Capital Securities by check drawn on a bank in New York or, if the Holder requests, by transfer to the Holder’s account in New York. Definitive securities must be presented to the Paying Agent for redemption.
     (e) If the Company issues definitive securities in exchange for global ING Perpetual Hybrid Capital Securities, DTC, as holder of the global ING Perpetual Hybrid Capital Securities, will surrender it against receipt of the definitive securities, cancel the book-entry securities of that series and distribute the definitive ING Perpetual Hybrid Capital Securities to the person in the amounts that DTC specifies.
     (f) If definitive ING Perpetual Hybrid Capital Securities are issued in the limited circumstances as set forth above, such securities may be transferred in whole or in part in denominations of any whole number of securities upon surrender of the definitive securities certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of the trustee. If only part of a securities certificate is transferred, a new securities certificate representing the balance not transferred will be issued to the transferor.
     Section 11.02. Ratification Of Subordinated Indenture; Seventh Supplemental Indenture Controls. The Subordinated Indenture, as supplemented and amended by this Seventh Supplemental Indenture, is in all respects ratified and confirmed. This Seventh Supplemental Indenture shall be deemed part of the Subordinated Indenture in the manner and to the extent herein and therein provided. The provisions of this Seventh Supplemental Indenture shall supersede the provisions of the Subordinated Indenture to the extent the Subordinated Indenture is inconsistent herewith.
     Section 11.03. Trustee Not Responsible For Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the accuracy thereof. The Trustee makes no representation as to the validity or sufficiency of this Seventh Supplemental Indenture or the ING Perpetual Hybrid Capital Securities. The Trustee shall not be accountable for the use or application by the Company of the ING Perpetual Hybrid Capital Securities or the proceeds thereof.
     Section 11.04. Governing Law. This Seventh Supplemental Indenture and each ING Perpetual Hybrid Capital Security shall be governed by and construed in accordance with the laws of the State of New York, except for Article 6, which shall be governed by and construed in accordance with the laws of The Netherlands.
     Section 11.05. Severability. If any provision in the Subordinated Indenture, this Seventh Supplemental Indenture or in the ING Perpetual Hybrid Capital Securities is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 11.06. Counterparts. The parties may sign any number of copies of this Seventh Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signed copy shall be sufficient proof of this Seventh Supplemental Indenture.

     IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the day and year first above written.

ING GROEP N.V. as Issuer
By:
Name:
Title:

By:
Name:
Title:

THE BANK OF NEW YORK, as Trustee and Paying Agent
By:
Name:
Title:

EXHIBIT A
FORM OF 7.375% ING Perpetual Hybrid Capital Securities
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
THIS GLOBAL SECURITY IS ONLY SUITABLE FOR AND HAS ONLY BEEN CREATED TO BE HELD IN CUSTODY BY THE DEPOSITARY.
The rights of the Holders of the Securities are, to the extent and in the manner set forth in Section 1401 of the Subordinated Indenture and Article 6 of the Seventh Supplemental Indenture, subordinated to Senior Creditors, and this Security is issued subject to the provisions of Article 14 of the Subordinated Indenture and Article 6 of the Seventh Supplemental Indenture, and the Holder of this Security, by accepting the same, agrees to and shall be bound by such provisions. The terms of this paragraph are governed by, and shall be construed in accordance with, the laws of The Netherlands.
ING Groep N.V.
7.375% ING Perpetual Hybrid Capital Securities
(the “Securities”)
No.
CUSIP No.: 456837707
ISIN No.: US4568377075
COMMON CODE: 032425305
     ING Groep N.V., a public limited liability company duly organized and existing under the laws of The Netherlands, having its corporate seat in Amsterdam, The Netherlands (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of [ ] ($[ ]) (but only at such times as set forth in the Indenture with respect to Optional Redemption and Conversion and Redemption Upon Certain Events in Article 3 of the Seventh Supplemental Indenture) and to pay interest thereon from October 4, 2007 or from the most recent Interest Payment

Date to which interest has been paid or duly provided for, quarterly in arrears on January 15, April 15, July 15 and October 15 in each year, commencing on January 15, 2008, and at such other times as are set forth in the Indenture at the rate of 7.375% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1, April 1, July 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. If interest is required to be calculated for any period less than a year, it will be calculated based on a 360-day year consisting of twelve 30-day months. If any Interest Payment Date would otherwise fall on a day that is not a Business Day, it shall be postponed to the next day which is a Business Day (without any interest or other payment in respect of the delay).
     Subject to the immediately following paragraph, if applicable, any Payment on this Security which is payable, and is paid or duly provided for, on any Interest Payment Date or on any date on which the Company makes any Payment (including any payment of Additional Amounts in accordance with Section 1006 of the Subordinated Indenture) shall be paid in U.S. dollars to the registered Holder, including through a Paying Agent by wire-transfer of same-day funds to the Holder or, at the option of the Company, by check mailed to the address of the Holder as it appears in the Company’s Security Register. For so long as this Security is held in global form, all payments shall be made in U.S. dollars by wire-transfer of same-day funds.
     The Company shall under certain circumstances, and in accordance with the Indenture, defer payments of interest on this Security. Any interest on this Security which is not paid or duly provided for on any applicable Interest Payment Date, together with any other payments in respect of this Security not paid on any date on which such Payment has become due and payable or would have become due and payable except that payment is not made as permitted by the Indenture, so long as the same remains unpaid, shall constitute “Outstanding Payments.” Outstanding Payments will accumulate until paid. Outstanding Payments on this Security, when paid, as provided subject to the conditions in the Indenture, will be paid on the Deferred Interest Satisfaction Date to the Holder in whose name this Security is registered at the close of business on a Special Record Date for the Payment due on such Deferred Interest Satisfaction Date to be fixed by the Trustee, notice of which shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

     Outstanding Payments, other than an Accrued Interest Payment, shall not bear interest. An Accrued Interest Payment will accrue interest at the Fixed Interest Rate. The Additional Interest so accrued in respect of any Accrued Interest Payment will be satisfied as and when any Outstanding Payment is satisfied in accordance herewith except in certain cases in the event of a Winding-Up. The amount of Additional Interest payable with respect to any Accrued Interest Payment will be calculated by the Trustee in accordance with the provisions of the Indenture.
     Except in a Winding Up, all payments, other than certain payments required to be made pursuant to any Mandatory Payment Event, or Mandatory Partial Payment Event on the Securities, will be conditional upon no Required Deferral Condition existing at the time of payment. If the Company elects to make any payments of any Required Deferral Interest Payments and Optional Deferral Interest Payments, together with any Additional Interest in respect thereof, such payments will be conditional upon the approval of the Dutch Central Bank (if such approval is required) and that, on the 20th Business Day prior to the Deferred Interest Satisfaction Date: (1) the Company is Solvent; (2) the Company would be Solvent following the payment of the Required Deferral Interest Payments and Optional Deferral Interest Payments and any Additional Interest in respect thereof; and (3) the Required Deferral Interest Payments and Optional Deferral Interest Payments and any Additional Interest in respect thereof shall be funded by the Company with the proceeds of the issuance by the Company of Payment Securities.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ING Groep N.V.
By:
Name:
Title:

By:
Name:
Title:

Attest:

This is one of the Securities of the series designated herein and referred to in the Indenture.
Dated: October 4, 2007

The Bank of New York, As Trustee
By:
Authorized Signatory

[Reverse of Security]
     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Subordinated Debt Indenture, dated as of July 18, 2002 (herein called the “Subordinated Indenture”), and a Seventh Supplemental Indenture, dated as of October 4, 2007 (herein called the “Seventh Supplemental Indenture” and together with the Subordinated Indenture, the “Indenture”), between the Company and The Bank of New York, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the terms of the Securities and the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the Senior Creditors and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities are subject to all such terms. This Security is one of the series designated on the face hereof and there is no limitation on the amount of Securities of such series which may be issued.
     Except in a Winding Up, all payments, other than certain payments required to be made pursuant to any Mandatory Payment Event or any Mandatory Partial Payment Event, on this Security will be conditional upon not triggering the Required Deferral Condition. The “Required Deferral Condition” will be met if (i) the Company determines it is not or on the Relevant Date for the Securities after taking into account amounts payable on that date on the ING Perpetual Hybrid Capital Securities will not be Solvent, (ii) a Prudential Supervision Deferral Event has occurred and continues to exist, (iii) a Regulatory Deferral Event has occurred and continues to exist or (iv) the Dutch Central Bank has requested or required the Company not to make any payments on the ING Perpetual Hybrid Capital Securities or not make a Payment on the Relevant Date for the ING Perpetual Hybrid Capital Securities. “Solvent” means (i) the Company is able to make payments on its Senior Creditors as such payments become due, and (ii) the Company’s Assets exceed the sum of its Liabilities (excluding Liabilities not considered Senior Creditors). The amount payable in respect of the principal of this Security will be determined in accordance with the provisions of Article 14 of the Subordinated Indenture and Articles 6 and 9 of the Seventh Supplemental Indenture.
     The Securities will constitute direct, unsecured subordinated obligations of the Company, subject to the Required Deferral Conditions, and the subordination provisions described herein and in the Indenture, and will rank pari passu without any preference among themselves.
     If the Company fails to pay or set aside for payment the amount due to satisfy any Payment on the Securities when due and such failure continues for 14 days, it will constitute a “Payment Default” (provided, however, that a deferral of an Interest Payment as permitted under the terms of the Indenture will not constitute a Payment Default). If any Payment Default occurs and is continuing, the Trustee may pursue all legal remedies available to it, including commencing a judicial proceeding for the collection of the sums due and unpaid or a bankruptcy proceeding in The Netherlands (but not elsewhere) of the Company, but the Trustee may not declare the principal amount of any outstanding Securities to be due and payable. If the Company fails to make payment when due, and such failure continues for 14 days, and a Required Deferral Conditions exists at the end of such 14-day period, such failure does not constitute a Payment Default but instead constitutes a “Payment Event.” On a Payment Event, the Trustee may institute bankruptcy proceedings exclusively in The Netherlands, but may not pursue any other legal remedy, including a judicial proceeding for the collection of the sums due and unpaid. To the extent the Trustee is not permitted to pursue the remedies provided for herein as a matter of Dutch law, the Holders of the Securities may pursue such remedies in accordance with the terms of the Subordinated Indenture. Notwithstanding the foregoing, Holders of this Security have the absolute and unconditional right to institute suit for the enforcement of any payment when due and such right may not be impaired without the consent of the Holder as provided in Section 508 of the Subordinated Indenture.
     Payments under the Securities will be made without withholding or deduction for or on account of any present or future tax, duty, assessment or governmental charge imposed by the government of The Netherlands upon or as a result of such payments, or the government of a jurisdiction in which a successor to the Company is organized (or any political subdivision or taxing authority thereof or therein) (a “Relevant Jurisdiction”) (“Taxes”), unless required by law. To the extent any such Taxes are so levied or imposed, the Company will, subject to the exceptions and limitations set forth in Section 1006 of the Indenture, pay such additional amounts (“Additional Amounts”) to the Holder of any Security who is not a resident of a Relevant Jurisdiction as may be necessary in order that the net payment of the principal of and interest on such Security and any other amounts payable on such Security, after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount provided for in such Security to be then due and payable.
     Except as provided below, the Securities are not redeemable at the option of the Company prior to October 15, 2012.
     The Securities may be redeemed in whole, but not in part, at the option of the Company and without the consent of the Holders or the Trustee, at a redemption price equal to 100% of the aggregate principal amount of the Securities, together with any accrued and unpaid interest (including any unpaid Deferred Interest and Additional Interest in respect thereof, if any) to and including the date fixed for redemption, subject to the Required Deferral Conditions: (i) on October 15, 2012, or any Interest Payment Date thereafter; (ii)

prior to October 15, 2012, upon the occurrence of a Tax Event, provided that the Company has already delivered to the Trustee a written legal opinion in a form satisfactory to the Trustee of independent Dutch counsel of recognized standing, selected by the Company, confirming that a Tax Event has occurred; or (iii) prior to October 15, 2012, upon the occurrence of a Regulatory Deferral Event.
     The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Creditors, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (i) agrees to and shall be bound by such provisions; (ii) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided; and (iii) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Creditors, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.
     References herein to principal, interest amounts, Deferred Interest or Mandatory Partial Payments on the Securities shall be deemed also to refer to any Additional Amounts which may be payable under the foregoing provisions.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of all series to be affected (considered together as one class for this purpose). The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Securities of each series at the time outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Securities at the time outstanding of any series to be affected under the Indenture (with each such series considered separately for this purpose), on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.
     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Securities of this series are issuable only in registered form without coupons in denominations of $25.00 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series shall be represented by a Global Security and are not exchangeable for definitive Securities of this series except in specific circumstances set forth in the Indenture.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     This Security is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.
     This Security and the Indenture shall be governed by and construed in accordance with the laws of the State of New York except for the subordination provisions contained herein and in the Indenture, which shall be governed by and construed in accordance with the laws of The Netherlands.
     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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